Exhibit 1.03

SECOND SUPPLEMENTAL INDENTURE TO THE SIXTH SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE TO THE SIXTH SUPPLEMENTAL INDENTURE, dated as of May 17, 2006 (this “Supplemental Indenture”), among ALLIED WASTE NORTH AMERICA, INC., a Delaware corporation (the “Company”), having its principal place of business at 15880 North Greenway-Hayden Loop, Suite 100, Scottsdale, Arizona 85260, the GUARANTORS signatory hereto (the “Guarantors”) and U.S. BANK NATIONAL ASSOCIATION, as trustee (the “Trustee”).

W I T N E S S E T H
:

WHEREAS, the Company, the Guarantors party thereto and the Trustee have heretofore executed and delivered the indenture, dated as of December 23, 1998 (the “Base Indenture”), as supplemented by the sixth supplemental indenture, dated as of January 30, 2001, as amended by Amendment No. 1 to the Sixth Supplemental Indenture, dated as of June 29, 2001, among the Company, the Guarantors and the Trustee (the “Sixth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), providing for the issuance of 8 7/8% Senior Notes due 2008 (the “Notes”) of the Company;

WHEREAS, there is currently outstanding under the Indenture $600,000,000 in aggregate principal amount of the Notes;

WHEREAS, Section 8.2 of the Base Indenture provides that the Company, the Guarantors and the Trustee may, with the written consent of the Holders of at least a majority in principal amount of the Notes then outstanding, enter into a supplemental indenture for the purpose of, subject to certain exceptions, changing in any manner or eliminating any provision of the Indenture;

WHEREAS, the Company has offered to purchase all of the outstanding Notes upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement, dated May 3, 2006, as the same may be further amended, supplemented or modified (the “Offer”);

WHEREAS, the Offer is conditioned upon, among other things, the proposed amendments (the “Proposed Amendments”) to the Indenture set forth herein having been approved by the holders of at least a majority in principal amount of the Notes then outstanding (and a supplemental indenture in respect thereof having been executed and delivered), with the effectiveness of such Proposed Amendments with respect to the Notes being subject to the acceptance and payment by the Company of such Notes tendered pursuant to the Offer;

WHEREAS, the Company has received and delivered to the Trustee the Consents (as defined in the Offer) to effect the Proposed Amendments under the Indenture;

WHEREAS, the Company and each of the Guarantors, has been authorized by a resolution of each of their respective Board of Directors (or similar governing body) to enter into this Supplemental Indenture; and

WHEREAS, all other acts and proceedings required by law, by the Indenture, by the certificate of incorporation and by-laws (or similar governing documents) of the Company and each of the Guarantors, to make this Supplemental Indenture a valid and binding agreement for the purposes expressed herein, in accordance with its terms, have been duly done and performed;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, and for the equal and proportionate benefit of the Holders of the Notes, the Company and the Trustee hereby agree as follows:

Section 1. Deletion of Certain Provisions

(a) Pursuant to the terms of the Offer and with the Consents of Holders representing at least a majority in principal amount of the Notes then outstanding, the Sixth Supplemental Indenture or the Base Indenture, as applicable, is hereby amended to delete the following sections in their entirety and, in the case of each such section, insert in lieu thereof the phrase “Intentionally Omitted,” and any and all references to such sections, any and all obligations thereunder and any default, event of default or other consequence under the Indenture of failing to comply solely to the following sections are hereby deleted throughout the Indenture, and such sections and references shall be of no further force or effect.

•	Section 1.01(12)(a) of the Sixth Supplemental Indenture (Asset Dispositions);

•	Section 1.01(12)(b) of the Sixth Supplemental Indenture (Change of Control);

•	Section 1.01(12)(d) of the Sixth Supplemental Indenture (Limitation on Consolidated Debt);

•	Section 1.01(12)(e) of the Sixth Supplemental Indenture (Limitation on Restricted Payments);

•	Section 1.01(12)(f) of the Sixth Supplemental Indenture (Limitations Concerning Distributions by Subsidiaries, Etc.);

•	Section 1.01(12)(g) of the Sixth Supplemental Indenture (Limitation on Liens);

•	Section 1.01(12)(h) of the Sixth Supplemental Indenture (Limitation on Transactions with Affiliates and Related Persons);

•	Section 1.01(12)(i) of the Sixth Supplemental Indenture (Provision of Financial Information);

•	Section 1.01(12)(j) (second and third paragraphs only) of the Sixth Supplemental Indenture (Unrestricted Subsidiaries);

•	Section 5.1 (d),(e),(f),(i) and (j) of the Base Indenture (Events of Default); and

•	Section 1.01(13) of the Sixth Supplemental Indenture and Section 7.1 of the Base Indenture (Mergers, Consolidations and Certain Sale of Assets).

(b) Pursuant to the terms of the Offer and with the Consents of Holders representing at least a majority in principal amount of the Notes then outstanding, (i) Section 11.4 of the Base Indenture is hereby amended to change the notice of redemption requirement from “not less than 30 days” to “not less than 3 business days” and (ii) Section 1.05(5)(a) of the Sixth Supplemental Indenture is hereby amended to change the notice of redemption requirement from “not less than 30 nor more than 60 days notice” to “not less than 3 business days nor more than 60 days notice.”

Section 2. Effectiveness; Operativeness

This Supplemental Indenture (other than Section 1 hereof) will be binding upon the Company, the Guarantors, the Trustee and the Holders as of the date hereof but will not become effective unless and until validly tendered Notes are purchased pursuant to the Offer on the settlement date.

Section 3. Reference to and Effect on the Indenture

(a) On and after the effective date of this Supplemental Indenture, each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein” shall mean and be a reference to the Indenture as supplemented by this Supplemental Indenture unless the context otherwise requires.

(b) Except as specifically amended above, the Indenture shall remain in full force and effect and is hereby ratified and confirmed.

Section 4. Governing Law

THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED AND CONSTRUED BY THE INTERNAL LAW OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 5. Defined Terms

Unless otherwise indicated, capitalized terms used herein and not defined shall have the respective meanings given such terms in the Indenture.

Section 6. Trust Indenture Act Controls

If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision of this Supplemental Indenture or the Indenture that is required to be included by the Trust Indenture Act of 1939, as amended (the “Act”), as in force at the date this Second Supplemental Indenture is executed, the provision required by said Act shall control.

Section 7. Trustee Disclaimer

The recitals contained in this Supplemental Indenture shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

Section 8. Counterparts and Method of Execution

This Supplemental Indenture may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.

Section 9. Titles

Section titles are for descriptive purposes only and shall not control or alter the meaning of this Supplemental Indenture as set forth in the text.

Section 10. Severability

In case any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be effected or impaired thereby.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be executed as of the day and year first above written.

ALLIED WASTE NORTH AMERICA, INC.

By:	/s/ Michael S. Burnett

Name: Michael S. Burnett Title: Vice President and Treasurer

ALLIED WASTE INDUSTRIES, INC.

for purposes of Article 15 of the Indenture and as Guarantor of the Notes and as Guarantor of the obligations of the Subsidiary Guarantors under the Subsidiary Guarantees

By:	/s/ Michael S. Burnett

Name: Michael S. Burnett Title: Senior Vice President and Treasurer

Each of the Subsidiary Guarantors Listed on Schedule I hereto, as Guarantor of the Notes

By :/s/ Michael S. Burnett
Name: Michael S. Burnett
Title: Treasurer

U.S. BANK NATIONAL ASSOCIATION

By:/s/ Richard Prokosch
Name: Richard Prokosch
Title: Vice President